Exhibit 10.1

TECHNOLOGY LICENSE AGREEMENT

This Agreement is entered as of by and between CannAssist International Corp., a Delaware corporation (the “Company”), and Phitech Management, LLC, a Minnesota limited liability company (“Developer”) as of July 23, 2021 (the “Effective Date”).

RECITALS

WHEREAS, Developer develops and markets software and solutions for E-Gaming and E-Sports, as set forth in the Appendix I (the “Technology”); and

WHEREAS, the Company is an E-Gaming and E-Sports company that, among other things, develops and markets E-Gaming services to its customers including but not limited to commercial entertainment venues, streaming and publication service operators; and

WHEREAS, Developer wishes to allow the Company to access and use the Technology software and applications pursuant to the terms and conditions set forth in this Agreement;

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises contained herein, the Developer and the Company agree as follows:

1.	DEFINITIONS, AGREEMENT FRAMEWORK.

1.1.	Definitions.

a.	Services. The services, including but not limited to, providing and developing software and service solutions to the Company for resale to its customers and Subscribers. Services shall also include the development of particular services and applications specific to the Company’s customers and agreed to by the parties pursuant to a separately executed Service Schedule (as defined supra).

b.	Software. Developer manufactured and proprietary owned Software, including but not limited to the Technology, used for retrieving, delivering, and analyzing user experience information, and which may be necessary to deliver the Services, and any updates, changes, enhancements, or modifications thereto during the Term of this Agreement.

c.	Subscriber(s). The customer(s) of the Company receiving the Services; the end-user(s). Each end-user may be defined as one (1) Connection.

d.	Business Divestiture or Acquisition. An event in which Developer sells, acquires, or transfers substantially all of its assets.

1

e.	Territory. Territory shall mean the E-Gaming and E-Sports industry served by the Company or its parent and affiliates, in all geographic or geopolitical areas (worldwide) unless expressly prohibited by law.

2.	APPOINTMENT; LICENSE GRANTS AND LIMITATIONS.

2.1.       Appointment. Subject to the terms and conditions of this Agreement, Developer hereby appoints the Company as a distributor and reseller of the Software and Services, and hereby grants to the Company a world-wide, non-exclusive, non-transferable, limited-use license to redistribute and resell the Software and Services to Subscribers within the Territory within the service/product lines of the Company.

2.2.       License Grant. Developer hereby grants to the Company a world-wide, non-exclusive, limited-use license to use any Software or Services furnished to the Company hereunder. This license shall not include any right to assign, sublicense or otherwise transfer such license except as provided herein. No title to or ownership of the Software or any unmodified parts thereof is transferred to the Company under this license. The Company shall not copy any Software in whole or in part in any visual or machine-readable form, except to the extent such copying is necessary in connection with the Company's internal use of the Services. The Company may not de-compile the Software, have access to its source code, or integrate the Software into Company developed software. If, at any time, the Developer provides updated Software to the Company, such updated Software shall be subject to all the terms and conditions of this Software license and the underlying agreement. Upon termination of this Agreement or the Software license granted herein, the Software and all copies and updates thereof shall be promptly returned to the Developer. During the Term, the Developer will provide the Company with all Software updates at no additional charge. Updates will include new features to the Software that are generally made available by the Developer to its other customers. Unless otherwise agreed between the parties, all new updates obtained by the Company hereunder shall be governed by the terms of this Agreement.

2.3.       Delivery of Services. The Developer will deliver the Services to the Company via the Internet, unless otherwise as mutually agreed. The Company may also use the Services for internal use, limited to customer support, sales, and demonstration purposes as defined in corresponding addendums to this agreement.

2.4.       Duties of the Company. The Company or its customers shall be responsible for (i) obtaining the requisite quantity and quality of common carrier communication lines in order to receive the Services, (ii) the reliability and continued availability of such communications lines, and (iii) all equipment, hardware and software necessary for the Company to receive the Services from Developer and redistribute such services to its Subscribers, as otherwise permitted in this Agreement.

2

2.5.       Modifications. The Company may, from time to time, choose to redistribute other Services made available by the Developer as mutually agreed between the parties in writing. Furthermore, the Developer may modify or make reasonable changes to the Services for any reason, upon thirty (30) days written notice to the Company, except that any substantial or material changes to the Services will be mutually agreed upon in writing between the parties in an updated schedule or amendment to this Agreement.

2.6.       Limitations. The parties represents that they are not engaged in, and agree not to engage in, any unlawful transaction or business that would prohibit the execution of this Agreement. Furthermore, the Company agrees not to use or knowingly permit anyone to use the Services for (a) any purpose or in any manner not authorized by this Agreement or (b) for any unlawful purpose or in any manner not in compliance with applicable laws, rules, or regulations of any federal, state, or local governmental entity of the United States or any foreign country, including all import and export laws.

2.7.       Additional Services; Service Schedules. The Developer will perform or develop for the Company, as a “work made for hire”, the services or software that are described in one or more schedules or statements of work (“SOW”) that the parties may execute from time to time under this Agreement (hereinafter all referenced as “Service Schedule(s)”), all pursuant to the terms and conditions of this Agreement and the price, delivery dates, specifications, and other terms and conditions described in the applicable Schedules. Such services will include, but are not limited to, the development and/or delivery of any materials, inventions, ideas, designs, concepts, techniques, discoveries, or improvements created by the Developer. To avoid any potential for confusion as to the ownership of intellectual property created and/or used in the relationship between Developer and the Company, any Work will be designated with the following notation: “LICENSEE OWNED IP”. If such designation is not present, and if there is good faith dispute concerning the ownership of intellectual property developed or used hereunder, both parties agree that such intellectual property is owned by the Developer. Any and all services under this Agreement and/or any Schedules will hereafter be referred to as “Work”. Developer is not obligated to perform any Work, and the Company has not contracted for any Work, unless and until a Schedule is executed by both parties. Both parties agree the requirement of a written signed schedule is satisfied upon either (a) the Parties signing a schedule, or (b) Developer’s commencing Work described in a Service Schedule transmitted by an authorized and designated Company employee. In the event that Developer performs and the Company pays for any services without having executed a Service Schedule or any other written agreement applying to such services, then such services will constitute Work under this Agreement and will be governed by the terms and conditions of this Agreement.

3

3.	TERM, CONCURRENT AGREEMENTS, CLOSING, TERMINATION, WIND-DOWN AND DIVESTITURE.

3.1       Term. The initial term of the License shall be for ten (10) years commencing on the date of Closing, as hereinafter defined (the “Initial Term”), and shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless terminated by the Company with 30 days written notice prior to the commencement of a new term. In the event that the Company exercises its option not to renew the License, then the Company shall assign all rights to the Software and the Services back to Developer and shall take all steps to evidence, record and perfect such transfer.

3.2       Concurrent Agreements. The grant of the License contemplated by this Agreement is conditioned upon (1) the concurrent satisfaction of the obligations of the parties under (a) the Change-in-Control Agreement by and between the Company and Jonathan Sweetser, attached hereto as Exhibit A and incorporated herein by reference (the “Change-in-Control Agreement”); and (b) the Spin-Off Agreement, attached hereto as Exhibit B and incorporated herein by reference (the “Spin-Off Agreement”); (2) effectuating a change in the corporate name of the Company as determined by the Purchaser (as defined in the Change-in-Control Agreement); and (3) the resignation of the existing officers and director of the Company and the appointment of new officers and directors of the Company shall be appointed as designated by the Purchaser (as defined in the Change-in-Control Agreement) (collectively, the “Related Transactions”).

3.3       Closing. The Closing of this Agreement (the “Closing”) is conditioned upon (1) obtaining all necessary consents and approvals from the Board of Directors of the Company and its shareholders necessary to effectuate the grant of the License as well as the Related Transactions; (2) the completion of all actions necessary to comply with applicable law in order to effectuate the grant of the License as well as the Related Transactions; and (3) obtaining requisite approval from the SEC, FINRA and the Secretary of State of Delaware, respectively, of the Related Transactions as necessary and appropriate.

3.4       Divestiture. The Developer agrees to immediately notify the Company in writing and certify in the event of a Business Divestiture or Acquisition (attaching reasonably satisfactory documentation proving such) and upon receipt of such notice, the Company may, in its sole discretion and option, terminate this Agreement any time within six (6) months after such event occurs. For the purposes of this section, “Business Divestiture or Acquisition” shall be defined as the complete sale, transfer or closure of all assets or an operating division of Developer that provides the Services hereunder within the meaning set forth above. For the avoidance of doubt, the sale or transfer of Developer assets to an affiliate, subsidiary, or common parent of Developer will not qualify as Business Divesture or Acquisition.

3.5       Termination for Cause. Either party may also terminate this Agreement for cause upon written notice to the other party, and limited to the following events:

a.	either party is in breach of its material obligations under this Agreement and the breaching party fails to cure such breach within thirty (30) days following its receipt of written notice of such breach from the other party; or

b.	either party files a voluntary petition in bankruptcy under the federal bankruptcy laws or under any other applicable federal or state bankruptcy, insolvency, or other similar law; or

4

c.	in the event of the entry of a decree or order for relief by a court with jurisdiction over the other party in an involuntary case under the federal bankruptcy laws, or under any other applicable federal or state bankruptcy, insolvency or other similar law, appointing a receiver, liquidator, assignee, custodian or trustee either for such party or for substantially all of such party’s assets or property, or ordering the winding-up or the liquidation of such party’s affairs, and the continuance of such decree or order for relief for a period of ninety (90) consecutive days without such decree or order being vacated or stayed; or

3.6       Wind Down Clause. Upon termination or expiration of this Agreement for any reason (other than a Material Breach by either party), the parties will continue to service existing Subscribers for a period not to exceed one (1) year (the “Wind Down Period”), and in accordance with all of the terms and conditions set forth herein. A “Material Breach” is hereby defined as a failure of performance under this Agreement by either party which is significant enough to give the aggrieved party the right to sue for breach of contract, and which has not been cured within ten (10) days after notice (5 days with respect to any payment of monies). An “existing Subscriber” is hereby defined as a Subscriber that purchased Services prior to the termination or expiration of this Agreement. During the Wind Down Period, the Company will not market, offer, or sell the Services to any new Subscribers without the express written approval by Developer.

4.	MARKETING, CUSTOMER SERVICE, AND OTHER OBLIGATIONS.

4.1       Marketing Expenses. The Company will be solely responsible for all marketing expenses that are incurred when marketing the Services to Subscribers. Both parties will mutually agree on marketing matters and press announcements, including the use of each other’s name, trademarks, or logos, all of which must be pre-approved in writing by the other party’s marketing department prior to each party’s use.

4.2       Customer Support. The Company will be the first line of customer support to Subscribers and provide all direct customer service. Developer will reasonably provide customer support assistance by telephone or e-mail to Company personnel to help resolve any service issues directly related to the Services. Notwithstanding the foregoing, Developer will also provide the Company with off-site training via WebEx or telephone in relation to the Services, and which is necessary for the Company to provide customer support to its Subscribers. For the avoidance of doubt, and unless otherwise mutually agreed upon between the parties, any on-site training provided by Developer to the Company or its Subscribers will be provided at then current professional service rates plus time and materials.

5.	FEES, BILLING, REPORTING, AND TAXES.

5.1       Consideration. The Company agrees to issue to Developer that certain number of restricted shares of the common stock of the Company in an amount equal to $2,500,000 divided by the trading market price of the Company’s common stock on the OTCQB (as calculated by the closing market price of the Company’s common stock on the trading day prior to the Effective Date of this Agreement) on the date of Closing of this Agreement. The shares of common stock issuable to Developer under this Agreement shall referred to as the “Shares.” The transfer of the Shares shall occur at the offices of the Company on the dates set forth above or at such other place and time as the parties may agree. Other than as agreed upon in writing by both parties, such Shares shall be the only consideration required of the Company with respect to the subject matter of this Agreement.

5

5.2       Additional Fees. Any additional fees payable by the Company to Developer under this Agreement will be agreed upon in writing by both parties. The Company will administer all billing to its Subscribers and bear the entire cost of collection of any fees owed by Subscribers to the Company.

6.	INTELLECTUAL PROPERTY RIGHTS AND INDEMNIFICATION.

6.1       Ownership of Intellectual Property. Developer warrants that it has ownership of, owns and/or controls intellectual property rights, including but not limited to copyrights, trademarks, and patents to the Services and Software, and that Developer has obtained the rights to receive, display and redistribute certain Services from its suppliers. The Company agrees and acknowledges that the intellectual property rights pertaining to the Services and Software are the exclusive property of Developer and/or its suppliers, not within the public domain, and that no ownership rights or interest to intellectual property pertaining to the Software or Services will transfer to the Company under this Agreement unless otherwise agreed to in writing.

6.2       Trademarks. The Parties expressly agree and understand that the application of trademarks or logos is not a license to one-another to apply such trademarks or logos in a manner not specifically requested by the owning Party, nor is it a license to use, in any way, the trademarks or logos for any purposes outside the scope of this Agreement. Furthermore, it is expressly agreed and understood that with the exception of the use permitted herein, the Parties will not now or in the future:

•     use any mark, symbol or device identical to or similar to any trademark or logo; or

•     attempt to register or otherwise establish any rights in or to the use of the other’s trademark or logo; or

•     attempt to assign or transfer to another any right to apply or use, in any way, any trademark or logo.

6.3        Indemnification. Developer will indemnify, defend and hold harmless the Company as to any rightful claim that the Company's use of the Services or Software infringes the intellectual property rights, patent or copyright of a third party, provided that the Company gives Developer prompt written notice of the claim, allows Developer to have sole control of the defense or settlement thereof, and cooperates fully with Developer’s defense or settlement. Developer will not be liable to the Company for any claim that the infringement resulted from the use of the Services or Software in modified form or in a manner for which they were not designed or exceeding any scope of use designated by Developer. The foregoing states the entire liability of Developer with respect to infringement of intellectual property by Developer, and in no event shall Developer be liable for consequential and/or incidental damages to any party, even if advised of the possibility of such.

6

7.	WARRANTY, AND LIMITATION OF LIABILITY.

7.1       Warranty. Developer warrants to the Company that (a) the Software will reasonably perform as specified in any documentation provided by Developer for entire Term under this Agreement and (b) as of the time of delivered of the Software to the Company, the software will not contain any viruses that are detectable by industry standard virus detection methods. In addition, Developer warrants that the media on which the Software is distributed, to the extent provided by Developer, will be free from defects in materials and workmanship under normal use for ninety (90) days after the Effective Date. It is understood and agreed that any Services provided to the Company by Developer pursuant to this Agreement are only advisory in nature.

7.2       DISCLAIMER, LIMITATION OF LIABILITY. EXCEPT TO THE EXTENT SET FORTH IN THE WARRANTY SECTION ABOVE, Developer MAKES NO OTHER WARRANTIES, WHETHER ORAL, WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, SOFTWARE, OR INFORMATION TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE SOFTWARE (OR SERVICES) WILL BE DELIVERED WITHOUT INTERRUPTION.

8.	CONFIDENTIALITY.

8.1       During the Term of this Agreement, either party (hereinafter referred to in this section as the “Disclosing Party”) may disclose certain Confidential Information to the other party (hereinafter referred to in this section as the “Receiving Party”). The Receiving Party shall maintain the confidentiality of such Confidential Information and shall not use, disclose to any third party, or otherwise exploit any Confidential Information for any purpose not expressly contemplated for the benefit of the Disclosing Party under this Agreement.

8.2       For purposes of this Section, the term "Confidential Information" shall mean any non-public data or information, oral or written, that relates to the Disclosing Party’s past, present or future products, research, development or business activities, including any unannounced products and services, and including any information relating to services, developments, inventions, processes, plans, financial information, customer and supplier lists, forecasts and projections. Notwithstanding the foregoing, Confidential Information shall not include information that: (a) is publicly available or in the public domain at the time disclosed; (b) is or becomes publicly available or enters the public domain through no fault of the Receiving Party; (c) is rightfully communicated to the Receiving Party by persons not bound by confidentiality obligations with respect thereto; (d) is already in the Receiving Party’s possession free of any confidentiality obligations with respect thereto; (e) is independently developed by the Receiving Party; (f) is approved in writing for release or disclosure by the Disclosing Party or the disclosing third party without restriction; or (g) is required to be disclosed or is disclosed pursuant to the order or requirement of a court, administrative agency or other governmental body; provided, however, that the Receiving Party shall provide prompt notice thereof to the Disclosing Party or the disclosing third party to enable the Disclosing Party or such disclosing third party to seek a protective order or otherwise prevent or restrict such disclosure. In addition, information shall not be deemed to be Confidential Information for purposes of this Agreement unless it is designated in writing to be confidential or proprietary, or if given orally, is confirmed in writing as having been disclosed as confidential or proprietary within a reasonable time (not to exceed thirty (30) days) after the oral disclosure.

7

9.	FIRST RIGHT OF REFUSAL; SUB-DISTRIBUTORS.

9.1       First Right of Refusal. Developer will provide the Company with the first right of refusal as the sole marketing agent and reseller for Software and Services outside the scope of this Agreement and not identified herein. The foregoing is conditioned on good faith negotiations for appropriate consideration.

9.2       Appointment of Sub-Distributors. The Company may appoint sub-distributors with consent from Developer that may not unreasonably withheld; provided, however, that any compensation to such sub-distributors shall be solely the Company’s responsibility. Any agreement with such sub-distributors with respect shall be coterminous with this Agreement.

10.	MISCELLANEOUS.

10.1       Independent Contractors. The parties act as independent contractors of each other. Nothing herein is deemed to constitute the parties as partners, joint venturers, or principal and agent. Except as expressly contemplated by this Agreement, the parties have no authority to bind each other legally or equitably by contract, admission, acknowledgment or undertaking or to represent each other as to any matters.

10.2       Governing Law / Disputes. The validity, construction, and interpretation of the terms and conditions herein and all rights and duties of the Parties shall be governed by the substantive laws of the State of Minnesota without regard to conflict of laws rules.

10.3       Notices. Any notice, demand or other communication required or permitted to be given under this Agreement must be in writing and shall be deemed delivered to a party (a) when delivered by hand or courier, (b) when sent by confirmed facsimile with a copy sent by another means specified in this Section, or (c) six (6) days after the date of mailing if mailed by pre-paid certified or registered mail, return receipt requested and postage prepaid.

10.4       Force Majeure. If either party is prevented from performing any portion of this Agreement by causes beyond its control, including civil commotion, war, governmental regulations or controls, casualty, or acts of God, such defaulting party shall be excused from performance for a period equal to the time that such cause has lasted. If a force majeure event prevents either party from performing its obligations for more than sixty (60) days, the unaffected party may elect: (a) to terminate this agreement in whole or in part without further payment liability other than the service fees that have accrued through the actual termination date.; or (b) to suspend the Agreement, in whole or part, for the duration of the force majeure circumstances.

8

10.5       Non-Hiring. Without obtaining prior written approval from the other party, and for the Term of this Agreement and six (6) months thereafter, neither party shall: (a) knowingly solicit any employee or agent of the other party to end the employee’s or agent’s relationship with the other party; or (b) knowingly employ, as an employee, agent, consultant, or otherwise compensate for services, any individual employed, as an employee or agent, by the other party. For the avoidance of doubt, the foregoing limitations will not apply to employment advertisements or solicitations made available to the general public by either party.

10.6       Assignment. Notwithstanding Section 9.2 above, neither party may assign this Agreement without the prior written consent of the other party hereto, except that either party may, upon written notice and without the prior written consent of the other party, assign this Agreement to a successor-in-interest pursuant to a merger or acquisition. Notwithstanding the foregoing, the parties acknowledge that this Agreement will be fully binding and assumed by any authorized successors or assigns of either party.

10.7.       Waiver and Amendment. The waiver or failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any further right hereunder. Any changes, additions, or waivers to the terms and conditions of this Agreement will be agreed upon by both parties in writing and will be attached as a written document signed by the parties.

10.8.       Counterparts. This Agreement may be executed in one or more counterparts, each of which is deemed an original but all of which taken together constitute one and the same instrument.

10.9.       Sections and Headings. The headings contained herein are for the convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

10.10.       Entire Agreement. Other than the agreements underlying the Related Transactions, this Agreement, together with all schedules and exhibits hereto, constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior negotiations and understandings between the parties, both oral and written, regarding such subject matter. Upon the effective date, this Agreement replaces all prior agreements, whether written or oral, on the subject matter hereof between the parties. In the event that any portion of this Agreement is held to be unenforceable, the remaining portions of this Agreement shall be interpreted to give maximum effect to the intent of the parties. The undersigned hereby agrees to and accepts the foregoing terms and conditions and hereby repudiates any terms and conditions that are inconsistent with the foregoing.

9

In Witness Whereof, each of the parties has executed this Technology License Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Developer:		Company:

PHITECH MANAGEMENT, LLC		CannAssist International Corp.

By	/s/ Jonathan Sweetser	By:	/s/ Mark Palumbo
	Jonathan Sweetser, Manager		Mark Palumbo, Chief Executive Officer

APPENDIX I

LICENSED TECHNOLOGY

Technology related to Electronic Sports Gaming, related patent applications, related trade-secrets and associated knowhow, including methods, techniques, specifications, procedures, information, systems, knowledge and business processes required to practice and carry-on business in the field of data collection, security and management.

EXHIBIT A

CHANGE-IN-CONTROL AGREEMENT

EXHIBIT B

SPIN-OFF AGREEMENT